UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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ACE*COMM CORPORATION

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ACE*COMM CORPORATION

704 Quince Orchard Road

Gaithersburg, Maryland 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of ACE*COMM Corporation (the “Company”) will be held at ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, MD 20878, on December 3, 2007, at 10:00 a.m. local time, for the following purposes:

1.	To elect three Class II directors, to serve until the 2010 Annual Stockholders’ Meeting, and until their successors are elected and qualify;

2.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2008; and

3.	To consider and act upon such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on October 12, 2007, as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

By Order of the Board of Directors

Loretta L. Rivers
Corporate Secretary

October 26, 2007

Gaithersburg, Maryland

ACE*COMM CORPORATION

704 Quince Orchard Road

Gaithersburg, Maryland 20878

PROXY STATEMENT

Annual Meeting of Stockholders

December 3, 2007

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of ACE*COMM Corporation (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on December 3, 2007 and at any and all adjournments or postponements thereof. It is anticipated that such proxy, together with this Proxy Statement, will be first transmitted to the Company’s stockholders on or about October 26, 2007. All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted. Any proxy given may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

In addition to use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, who will not receive any additional compensation for such solicitation. Any cost of solicitation of proxies will be borne by the Company.

EQUITY SECURITIES AND CERTAIN HOLDERS THEREOF

Stockholders of record at the close of business on October 12, 2007, are entitled to vote at the meeting (the “Record Date”). As of the Record Date, the Company had outstanding 19,116,936 shares of ACE*COMM Corporation Common Stock. Stockholders of shares are entitled to one vote for each share held and will vote as a single class on each matter to be considered at the meeting. The presence in person or by proxy of the stockholders entitled to cast a majority of the votes at the meeting is required to constitute a quorum for the transaction of business.

The following table sets forth certain information with respect to the beneficial ownership of Common Stock for (i) each of the Company’s directors and nominees, each of the Company’s executive officers named in the Summary Compensation Table below (see “Compensation Discussion and Analysis”), and all directors, nominees and executive officers of the Company as a group, and (ii) each person known by the Company to own more than 5% of the Company’s Common Stock as of October 12, 2007, based solely on the contents of Schedules 13D and 13G filed with the Securities and Exchange Commission as of such date, except as otherwise specifically noted.

“Beneficial ownership” is determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 and includes as to each officer and director of the Company any options to purchase shares of Company Common Stock which are exercisable within 60 days of October 12, 2007. Except as indicated in the footnotes to this table, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them, subject to community property laws where applicable.

Amounts and Nature of	Percent of Outstanding
Name and Address(1)	Ownership	Shares

Directors, Nominees and Named

Executive Officers

George T. Jimenez	1,990,471(2)	10.36%

Paul G. Casner, Jr.	49,000(3)	*

Harry M. Linowes	36,000(4)	*

Gilbert A. Wetzel	109,000(5)	*

J. William Grimes	34,225(6)	*

Matthew J. Stover	20,572(7)	*

Steven R. Delmar	223,644(8)	1.16

Loretta L. Rivers	106,623(9)	*

James W. Greenwell	296,667(10)	1.55

All Directors, Nominees and Executive	2,866,202(11) (12)	14.58

Officers as a group (9 persons)

*Less than one percent of stock outstanding.

(1)

Unless otherwise indicated, the address is c/o ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878 and the designated owner has voting and investment power with respect to the shares.

(2)

Includes 100,587 shares issuable upon the exercise of options. Does not include 950 shares held by his mother-in-law, as to which his wife has sole voting and investment power and as to which Mr. Jimenez disclaims beneficial ownership.

(3)	Includes 19,000 shares issuable upon the exercise of options.

(4)

Includes 29,000 shares issuable upon the exercise of options. Does not include 100 shares held by his wife in a retirement account, as to which his wife has sole voting and investment power and as to which Mr. Linowes disclaims beneficial ownership.

(5)	Includes 22,000 shares issuable upon the exercise of options.

(6)

Includes 34,038 shares issuable upon the exercise of options. Includes only shares held individually. Does not include 904,295 shares held by BG Media Investors L.P. (“BG LP”). Mr. Grimes (along with Mr. John Backe and Mr. Ted Carroll) is a General Partner of BG Media Investors, LLC (“BG LLC”), the General Partner of BG LP. Messrs. Grimes, Backe and Carroll disclaim beneficial ownership of the shares held by BG LP other than to the extent of its or his individual partnership interest. The Members of BG LLC, as the General Partner of BG LP, exercise shared voting and dispositive power with respect to the 904,295 shares held by BG LP. Excludes 37,572 shares and 112 shares held individually by Messrs. Backe and Carroll, respectively.

(7)	Includes 20,441 shares issuable upon the exercise of options.

(8)	Includes 168,644 shares issuable upon the exercise of options and 40,000 shares of restricted stock.

(9)	Includes 79,000 shares issuable upon the exercise of options and 2,250 shares of restricted stock.

(10)	Includes 66,667 shares issuable upon the exercise of options and 3,000 shares acquired under the Company’s employee stock purchase plan. Also includes 200,000 shares of restricted stock.

(11)	Includes 539,377 shares issuable upon the exercise of options and 242,250 shares of restricted stock. Includes only shares held individually or through trusts.

(12)

Chris Couch, the former Chief Marketing Officer, is not included in this beneficial ownership table because he terminated his employment with the Company on April 13, 2007. At the time of departure, his option shares had either not vested or, if exercisable, were not exercised within 3 months of his departure date, pursuant to their terms, and were cancelled effective July 13, 2007.

ELECTION OF DIRECTORS

The Board of Directors has nominated Paul G. Casner, Jr., Matthew J. Stover and James W. Greenwell for election as Class II directors.

The directors are divided into three classes, denominated as Class I, Class II, and Class III. Current terms expire as follows: Class I expires at the 2009 annual meeting; Class II expires at the Annual Meeting; and Class III expires at the 2008 annual meeting of stockholders. At each annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of stockholders after their election. Directors otherwise elected by the stockholders are elected for a term expiring upon expiration of the term of the Class to which he was elected. The directors are divided into classes as follows: Class I: Gilbert A. Wetzel and Harry M. Linowes; Class II: Paul G. Casner, Jr., Matthew J. Stover and James W. Greenwell; Class III: George T. Jimenez and J. William Grimes. At the Annual Meeting, Messrs. Casner, Stover and Greenwell will be subject to election for a three-year term. There are no family relationships among any of the Company's directors and executive officers.

Shares represented by the enclosed proxy are intended to be voted at the Annual Meeting of Stockholders to be held on December 3, 2007, unless authority is withheld, for the election of Paul G. Casner, Jr., Matthew J. Stover and James W. Greenwell for election as Class II directors. Messrs. Casner, Stover and Greenwell each has consented to the nomination and has informed the Company that he will be available to serve as a director. If any nominee should not be available for election, the persons named as proxies may vote for other persons in their discretion.

The Board of Directors recommends a vote FOR the nominees for director.

Name of Director or Nominee	Age	Director Since	Class of Director	Recent Business Experience

George T. Jimenez	71	1983	III

Chairman of the Board of Directors and Treasurer since 1983. Served as the Company’s Chief Executive Officer from 1996 through April 2007 and its President from 1983 through September 1999, July 2001 to June 2005 and October through November 2006.

Paul G. Casner, Jr.	69	1983	II

Business management consultant. Prior to retirement in April 2005, was Executive Vice President and Chief Operating Officer of DRS Technologies, Inc., a defense electronics corporation, starting in June 2000. Executive Vice President, Operations, DRS, from December 1998 to May 2000; President of DRS Electronic Systems Group, a division of DRS Technologies, from 1994 to 1998; and Chairman and Chief Executive Officer of Technology Applications & Service Company from March 1991 to September 1993. Mr. Casner currently serves on the boards of Integral Systems, Mikros, Atair and Aurora Corporations.

Gilbert A. Wetzel	75	1992	I

Senior Vice President, Mayer Leadership Group (formerly Mayer & Associates), a human resources consulting firm, since 2004 and Managing Director from 1999 to 2004. Executive Vice President, Right Management Consultants, from 1994 to 1999; retired Chairman and Chief Executive Officer of Bell of Pennsylvania and Diamond State Telephone and founder and retired Chief Executive Officer of Geographic Business Publishers, Inc.

Harry M. Linowes	79	1999	I

Business management consultant. Currently an associate of Business Mediation Associates. Senior Partner (1992 to retirement in 1996) and a Managing Partner (1986 to 1992) of BDO Seidman, Accountants and Consultants.

J. William Grimes	66	2004	III

General Partner, BG Media Investors LLC, a private equity capital firm specializing in investments in media and telecommunications companies, since 1996. President and Interim Chief Executive Officer of i3 Mobile, Inc. from March 2003 to December 2003. Chief Executive Officer, Zenith Media, from 1994 to 1996; President and CEO of Multimedia, Inc. from 1991 to 1993, and President and CEO of Univision Holdings, Inc. from 1988 to 1991.

Matthew J. Stover	52	2004	II

Chairman and CEO of ypOne Publishing, an independent publisher of local yellow pages shopping directories in the United States and Canada, since November 2005. Chairman, LKM Ventures, LLC, an investment and advisory firm, since January 2000. President and then Chief Executive Officer, edu.com, Inc., a marketing services company, from May 2000 to June 2001. Group President of Bell Atlantic Directory Services, and its predecessor, NYNEX Information Services Group, from January 1994 to December 1999.

James W. Greenwell	40	2007	II

Chief Executive Officer since May 2007. Joined ACE*COMM as President in November 2006. Prior to joining the Company, from 2000 to 2006, was Sr. Vice President of LCC International, a leader in voice and data solutions for the wireless telecommunications industry. Managing Director of Markowitz & McNaughton from 1997 to 2000.

Information as to the directors’ or nominees’ beneficial ownership of Common Stock is set forth above, under “Equity Securities and Certain Holders Thereof.”

Board of Directors and Committees

The Company has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. In fiscal 2007, the Company established a special Pricing Committee to approve the terms of the financing arrangement the Company entered into in June 2007. Mr. Greenwell does not serve on any of the committees of the Board of Directors. The current members of the committees are:

Special
Audit	Compensation	Nominating	Pricing
Director	Committee	Committee	Committee	Committee

Paul G. Casner, Jr.	X	Chair	X	X
J. William Grimes	X	X	X	---
George T. Jimenez	---	---	---	X
Harry M. Linowes	Chair	X	X	---
Matthew J. Stover	X	X	X	---
Gilbert A. Wetzel	X	X	Chair	---

Messrs. Casner, Grimes, Linowes, Stover and Wetzel have been determined by the Board of Directors to be independent in accordance with the applicable rules of the Nasdaq National Market.

The Audit Committee monitors the integrity of the financial statements and the independence and performance of the Company’s independent auditors, provides oversight to the Company’s financial reporting process, receives and reviews reports from time to time from the Company's independent auditors, and recommends the engagement of auditors. The current members of the Audit Committee are Messrs. Casner, Linowes, Wetzel, Grimes and Stover, with Mr. Linowes serving as Chairman. The Audit Committee met seven times during fiscal year 2007. The Audit Committee operates under a written charter, adopted by the Board of Directors and assessed annually, a copy of which is available without charge upon written request made to the Secretary of the Company at its principal executive offices. The Charter is also posted on the Company’s website under "Investors-Corporate Governance" at www.acecomm.com. The B oard has determined that Harry M. Linowes is an "audit committee financial expert," as that term is defined under the SEC rules. Mr. Linowes has a broad financial background. He was a Managing Partner, and then Senior Partner, of BDO Seidman,

Accountants and Consultants, from 1986 until his retirement. Prior to BDO Seidman, he was the Managing Partner of Leopold and Linowes and has over 40 years CPA experience in public accounting and consulting with public and private companies and advising clients on corporate strategy, financing, mergers and acquisitions.

The Compensation Committee reviews the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels, and administers the Company's Amended and Restated Omnibus Stock Plan (the “Stock Plan”). The current members of the Compensation Committee are Messrs. Casner, Linowes, Wetzel, Grimes and Stover, none of whom is employed by the Company, with Mr. Casner serving as Chairman. The Compensation Committee met seven times during fiscal year 2007. In September 2007, the Board of Directors adopted a Compensation Committee Charter, a copy of which is available without charge upon written request made to the Secretary of the Company at its principal executive offices. The Charter is also posted on the Company’s website under “Investors-Corporate Governance” at www.acecomm.com. For more information, see “Compensation Discussion and Analysis.”

The Nominating Committee identifies qualified director candidates, recommends to the Board candidates for election or re-election, and from time to time reviews the committee structure and makeup of the Board. The current members of the Nominating Committee are Messrs. Casner, Linowes, Wetzel, Grimes and Stover, with Mr. Wetzel serving as Chairman. The Nominating Committee met three times during fiscal year 2007. The Nominating Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available without charge upon written request made to the Secretary of the Company at its principal executive offices. The Charter is also posted on the Company’s website under “Investors-Corporate Governance” at www.acecomm.com.

The Nominating Committee considers candidates for director nominees proposed by directors, the Chief Executive Officer, and shareholders. The Nominating Committee may also retain recruiting professionals to identify and evaluate candidates for director nominees. The Nominating Committee will also consider timely written suggestions from shareholders and will consider such candidates in the same manner in which the Committee evaluates candidates recommended by other sources. Shareholders wishing to suggest a candidate for director nomination for the 2008 annual meeting should mail their suggestions to ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than July 1, 2008.

In selecting director nominees, the Committee strives for a mix of experience and diversity, and those who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders. The Committee assesses each nominee’s independence, character and qualifications, as well as their skills, knowledge, perspective, business judgment, leadership, industry-specific knowledge, business creativity and vision. In addition, the Committee considers the prospective nominee’s standards of personal and professional integrity.

The Committee also considers such other relevant factors as it deems appropriate. Potential candidates are screened and interviewed by the Nominating Committee, and all members of the Board interview the final candidates. After completing the evaluation process, the Committee makes a recommendation to the full Board as to the person who should be nominated by the Board, and the Board determines the nominees after considering the recommendations of the Committee.

In fiscal 2007, the Board of Directors established a special Pricing Committee to act on behalf of the Board to determine the final terms of the financing completed by the Company in June 2007. The Pricing Committee was also authorized to approve the transaction documents on behalf of the Board of Directors. The members of the Committee were Paul G. Casner, Jr. and George T. Jimenez.

In fiscal 2007, the Board also established the role of Lead Director, to facilitate the functioning of the Board independent of management and to provide independent leadership to the Board. The Board determined that the position of Lead Director would have the following duties and responsibilities, among others:

•	in the absence of the Chair, act as chair of meetings of the Board;
•	request the inclusion of certain material in board materials;
•	represent any and/or all independent directors in discussions with management of the Company on corporate governance issues and other matters;
•	recommend, where necessary, the holding of special meetings of the Board;
•	promote best practices and high standards of corporate governance;
•	ensure that there is a regular assessment of the effectiveness of the Board, and its individual members and committees, as well as the performance of the Chief Executive Officer of the Company;
•

meet with the Chief Executive Officer to review his or her performance on an annual basis and coordinate this review process with feedback from the Compensation and Nominating Committees of the Board of Directors, as well as from the other Directors;

•	recommend to the Chairman the retention of advisers and consultants who will report directly and only to the Board of Directors; and
•	mentor and counsel new members of the Board.

The current Lead Director is Paul G. Casner, Jr. In fiscal year 2007, Mr. Casner played a key leadership role in securing the Company’s financing, which was completed in mid-June. He was one of two members of the Pricing Committee that approved the final terms and conditions and transaction documents relating to the financing. Stockholders and interested parties may communicate with the Lead Director by following the procedure described below under the heading “Stockholder Communications with Directors.”

During fiscal year 2007, the Board of Directors held eighteen meetings. Each director attended at least 75% of the Board meetings and the meetings for the committees on which they serve. Although the Company does not have a formal policy regarding attendance by members of the Board at the Annual Meetings of Stockholders, we encourage, but do not require, directors to attend. All of the directors attended the 2006 Annual Meeting of Stockholders.

Director Compensation

Outside directors receive $12,000 each per fiscal year (other than the Chairman of the Audit Committee, who receives $16,000 per fiscal year), payable in quarterly installments. In August 2007, the Board increased the Lead Director’s compensation to $24,000 per fiscal year (from $12,000 per fiscal year), effective with the first quarter of fiscal 2008. All other director compensation levels remained unchanged from fiscal year 2007. Outside directors are also reimbursed for their travel expenses incurred to attend Board and Committee meetings. In addition, upon his or her election or appointment to serve, each outside director receives an option to purchase 3,000 shares of the Company’s common stock (other than the Chairman of the Audit Committee who receives an option to purchase 4,000 shares) for each year such director is elected or appointed to serve, at an exercise price equal to the fair market value on the date of grant, pursuant to the Amended 2000 Stock Option Plan for Directors (the “Plan”). The Plan also permits discretionary grants to outside directors from time to time. Each option granted under the Plan becomes exercisable in installments of one-third of the option shares on each anniversary of the date of grant, provided that the option holder still serves as a director on such date or, if he ceases to be a director (other than by reason of termination for cause) within 45 days prior to such date and has served as a director for at least 12 consecutive months as of such date. All options granted under the Plan expire upon the earlier of five years from the date of grant, the expiration of six months following death, resignation or removal other than for cause, and, immediately, upon removal of a director for cause. If elected to serve as Directors, Messrs. Casner and Stover, as outside directors, on the date of the Annual Meeting, would be granted options to purchase 9,000 shares each of Common Stock, which will vest over three years in equal installments.

The Company paid the amounts reported in the table below pursuant to its director compensation program, as outlined above. Compensation information for employee directors, Messrs. Jimenez and Greenwell, is included in the Summary Compensation Table.

Director Compensation for Fiscal 2007

Change in
Pension
Value and
Non-Equity	Nonqualified
Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
Or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)	($)(2)	($)	Earnings ($)	($)	Total

Paul G. Casner, Jr.	$9,000	$0	—	$0	—	$0	$9,000
J. William Grimes	9,000	0	—	0	—	0	9,000
Harry M. Linowes	12,000	0	$7,920	0	—	0	19,920
Matthew J. Stover	9,000	0	—	0	—	0	9,000
Gilbert A. Wetzel	9,000	0	5,940	0	—	0	14,940

(1)

In April 2007, the Board voluntarily elected to defer payment of quarterly director fees until the Company’s financial condition improved. In August 2007, the fees were reinstated and the outside directors were paid fees that were deferred in fiscal 2007 (which consisted of the fees for the fourth quarter of fiscal year 2007). The amounts in the table do not reflect the deferred fees that were paid in August 2007, following the end of the fiscal year.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to the outside directors. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2007, and can be found in Note 2 of the financial statements included in our Annual Report on Form 10-K for fiscal year 2007. At fiscal year end, outside directors had the following outstanding stock options, at various exercise prices, some of which were not fully vested: Paul G, Casner, Jr., 19,000 shares; J. William Grimes, 37,038 shares; Harry M. Linowes, 37,000 shares; Matthew J. Stover, 20,441 shares; Gilbert A. Wetzel, 28,000 shares.

Compensation Committee Interlocks and Insider Participation

ACE*COMM’s Compensation Committee is composed of five non-employee directors: Messrs. Casner, Linowes, Wetzel, Grimes and Stover. None of the members of the Compensation Committee during fiscal 2007 was an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any other relationship that would require disclosure in this proxy statement. None of the executive officers serves as a member of the Compensation Committee of another entity (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors for such other entity), one of whose executive officers served as director of the Company. Nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Company operates in an extremely competitive environment, and believes that its current and future success is closely correlated with the retention of highly talented employees and a strong management team. The Company’s officer compensation policy is to offer a package that includes a competitive salary, an incentive bonus based upon achievement of the Company’s financial objectives and of individual performance goals, and competitive benefits. The Company also encourages broad-based employee ownership of Company stock through a stock option program in which key employees are eligible to participate. In addition, all employees (excluding those possessing 5% or more total voting power or value of all classes of stock of the Company) are eligible to purchase stock through payroll deductions under the Company’s Qualified Employee Purchase Plan. The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

The Compensation Committee has established compensation guidelines: (i) to enable the Company to attract highly qualified executives and management talent from within the telecommunications and other related industries, (ii) to retain top performers and ensure future management continuity, (iii) to reward achievement of the Company's strategic goals and financial targets, and (iv) to provide compensation that is consistent with marketplace competitiveness for companies of similar size, Company and individual performance, and stockholder returns.

Compensation Decisions for 2007

The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and equity compensation. The Committee also reviews guidelines for salaries, bonus, and equity compensation for all employees. The Committee meets on occasion with the Company’s Chief Executive Officer, and other executive management personnel, to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. Management makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive officers and other employees. The Committee considers the recommendations from management, but is not bound to accept such recommendations with respect to the Company’s compensation programs. The Committee also has the authority to engage its own independent advisors to assist in carrying out its responsibilities. Members of management may attend some of the Committee meetings, but the Committee does hold executive sessions that are not attended by executive management. The Committee has the ultimate authority to make decisions with respect to the compensation of the named executive officers. The Compensation Committee has authorized Mr. Greenwell to make salary adjustments for senior managers and key employees, including Ms. Rivers, from time to time. The Committee has also authorized Mr. Greenwell, at his discretion, to include senior managers and key employees in short-term cash incentive (bonus) programs related to individual goals and operating unit financial performance targets. Ms. Rivers may, or may not, at Mr. Greenwell’s discretion, be included in such plans. Grants of equity compensation to all employees, including the named executive officers, are at the discretion and approval of the Compensation Committee. The Committee has not delegated any of its authority with respect to the compensation of the other named executive officers.

Elements of Compensation

The compensation program for the named executive officers comprises two primary elements: (1) annual compensation, consisting of base salaries and employee benefits; and (2) incentive compensation, in the form of annual performance-based cash bonuses and equity incentive grants.

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide some degree of compensation certainty to the named executive officers by providing compensation that, unlike incentive compensation, is not directly tied to the Company’s financial performance.

Base Salary

Officers of the Company are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors of similar size in the telecommunications and other relevant industries regionally. Salaries for executive officers are set by the Committee, at the time of employment, or election, as an executive officer. The Committee evaluates future adjustments to those salaries, on an annual basis, in a manner consistent with the objectives outlined above. Since 2000, due to the Company’s financial performance, the Committee has largely declined to increase the executive officers’ compensation. However, in several exceptional cases, the Committee has decided to adjust compensation throughout a fiscal year, where strong individual performance and achievement of goals merited such increases. The Committee, from time to time, may request executive management to provide input on salary levels, compensation plan targets and the like. The Committee is under no obligation to adhere to the plans or guidelines suggested by management. Competitors selected for salary comparison purposes may differ from the companies included in the comparative performance indexes in the Performance Graph below.

Starting in fiscal year 2000 and continuing through fiscal year 2005, based on the Company’s financial performance, the Committee elected not to consider annual compensation increases for executive officers. During this period, starting in fiscal 2002 and continuing through December 2003, executive officers elected to take a voluntary salary reduction of ten percent. Salaries for executive officers were restored to pre-reduction levels in December 2003.

In fiscal year 2006, the Committee elected to evaluate compensation for executive officers, to maintain competitive salaries in light of the salary freezes from fiscal 2000 through fiscal 2005. Based on the Company’s financial performance, the executive’s individual performance and level of expertise, and compensation paid to executive officers with similar duties in companies of comparable size in the industry, Ms. Rivers was granted an annual salary increase of 10% and Mr. Delmar was granted an annual salary increase of 8.6%. Mr. Couch, the Company’s former Chief Marketing Officer, also received a salary increase of 10% for fiscal 2006.

In fiscal year 2007, the Committee did not review executive officer compensation due to the Company’s financial performance. Starting in November 2006 and continuing through mid-June of 2007, Ms. Rivers and Messrs. Couch and Delmar, along with senior managers in the Company, again elected to take a voluntary salary reduction of ten (10) percent. In mid-June 2007, in order to retain its senior managers and key personnel, all salaries except that of Mr. Jimenez, the Company’s former CEO, were restored to pre-reduction levels. Mr. Jimenez’s salary was restored to its pre-reduction level, effective July 1, 2007. Mr. Couch’s salary was not restored as he had terminated his employment with the Company on April 13, 2007.

Subsequent to fiscal 2007 year end, in September 2007, the Committee reviewed the compensation of Mr. Delmar, the Company’s chief financial officer. At that time, the Committee granted to Mr. Delmar a 10.5 percent salary increase, effective as of September 1, 2007. In electing to increase Mr. Delmar’s salary, the Committee considered the need to retain Mr. Delmar’s expertise, his pre-increase salary level, his individual performance, and his level of responsibility in the organization.

Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain employee benefits. For 2007, these benefits included health insurance, including vision care and coverage for prescription drugs, short-term and long-term disability and life insurance coverage, paid employee time off, and inclusion in the Company’s flexible spending account plan, employee assistance plan, and 401(k) plan. The Company did not match the employee’s 401(k) plan contributions in fiscal 2007.

In addition to these benefits, pursuant to their employment agreements, the Company pays automobile allowances to Messrs. Greenwell, Delmar and Jimenez. The Company pays the annual premiums for supplemental long-term disability and life insurance for Mr. Jimenez, the former CEO. Please refer to the “Summary Compensation Table” and the related footnotes for additional information about these additional benefits received by certain executive officers in 2007.

Incentive Compensation

Incentive compensation consists of annual performance-based bonuses and equity incentive grants. Grants of equity compensation and cash bonuses for executive officers are designed to promote success by aligning the officers’ long-term financial incentives with stockholder value and the financial performance of the Company. The Company does not have a program, plan or practice to time equity awards, including stock option grants, to its named executive officers or directors in coordination with the release of material non-public information. In fiscal 2007, the Company did not grant options at a discount to fair market value or reduce the exercise price of outstanding options.

Cash Bonus

In addition to receiving base salary compensation, executive officers also typically participate in an incentive plan consisting of cash bonus and equity compensation tied to certain goals and objectives. In fiscal 2004 and 2005, the Committee did not institute a bonus plan for executive officers due to the Company’s financial condition. In fiscal year 2006, the Committee adopted an incentive compensation plan based on achievement of pre-determined corporate financial performance objectives for fiscal year 2006. Under the plan, executive officers, excepting Ms. Rivers, were eligible for cash bonuses of up to 40% of base salary, based on the degree to which pre-determined revenue, operating income and sales bookings goals were met. If more than the pre-determined goals were met, the executive would be eligible for additional cash bonus based on the degree to which the goals were exceeded. Because the Company did not meet the pre-determined goals set for fiscal year 2006, the officers did not receive any cash bonus for that period.

In fiscal 2007, the Committee again adopted an incentive compensation plan for all named executive officers except Ms. Rivers, based on achievement of pre-determined corporate financial objectives for the Company in the third and fourth quarters of fiscal 2007. The Company did not meet the pre-determined goals set for fiscal year 2007 and the named executive officers did not receive any cash bonus based on fiscal 2007 financial performance, nor did they receive a cash bonus based on individual performance goals. In fiscal 2007, Ms. Rivers participated in a plan approved by the Committee, limited to other senior managers and key employees. Under the plan, she was eligible to receive a cash bonus if she remained employed with the Company through a fiscal 2008 date. The other named executive officers were not eligible to participate in this plan.

Subsequent to fiscal 2007 year end, Mr. Delmar was awarded a cash bonus of $35,000 in August 2007. In making such award, the Committee considered Mr. Delmar’s individual performance and the Company’s need to retain his expertise.

Equity Compensation

The incentive compensation plan includes an equity component, linked to pre-determined, individual performance goals for each executive officer, as set by the Committee. Grants of stock options and shares of restricted stock are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants or grants of restricted stock.

In fiscal 2006, officers did not receive grants or awards of equity compensation under the incentive compensation plan.

In fiscal 2007, the incentive compensation plan adopted for Messrs. Couch and Delmar included grants of stock options based on retention, as well as the achievement of certain pre-determined, individual and corporate financial performance goals. Mr. Delmar received a retention grant of 50,000 option shares in fiscal 2007. Also, based on achievement of some of his individual performance goals, in fiscal 2007, Mr. Delmar was granted an additional stock option of 15,000 shares. In fiscal 2007, under the plan, Mr. Couch received a retention grant of 50,000 option shares. Mr. Couch did not receive option grants based upon achievement of pre-determined, individual goals. At the time Mr. Couch terminated his employment, the grant of retention option shares had not vested and was cancelled as of his termination date.

In an effort to retain key employees during the Company economic downturn in fiscal 2006, the Compensation Committee adopted a stock bonus plan for key employees of the Company, consisting of awards of restricted stock. Under this plan, in fiscal 2006, Ms. Rivers was granted an award of 3,000 shares of restricted stock which would vest over four years, if she remained employed with the Company through each vesting date. In fiscal 2007, one-fourth of the restricted shares had vested to Ms. Rivers. In fiscal 2007, the Committee again elected to adopt a retention plan for key employees. The 2007 retention plan included grants of option shares, including a grant to Ms. Rivers for 8,000 shares.

Subsequent to fiscal year end, in August 2007, the Committee approved equity grants to some of the named executive officers, as well as other managers and key personnel within the Company. Messrs. Greenwell and Delmar were granted 200,000 and 40,000 shares of restricted stock, respectively. Ms. Rivers was granted a stock option for 40,000 shares. The grants were made for the purpose of retention in the case of Mr. Delmar and Ms. Rivers, and in the case of Mr. Greenwell, in connection with his promotion to Chief Executive Officer.

All stock grants and awards to named executive officers in fiscal year 2007 are reflected in the table labeled “Grants of Plan Based Awards” below.

Compensation of the Chief Executive Officer

As noted above, the Company's compensation policy is based primarily upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for its named executive officers so as to preserve the related federal income tax deductions.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. In fiscal year 2007, the Chief Executive Officer’s compensation was evaluated on many of the same criteria as for other executive officers, including individual performance, the Company’s financial performance, and compensation paid to other chief executive officers in similar size companies within the industry. In addition, the Committee considers the Chief Executive Officer’s ability to achieve the Company’s strategic plans and contribute to the overall strength and growth of the Company. Mr. Jimenez was the Company’s CEO until May 1, 2007, at which time Mr. Greenwell was elected as CEO and a director, as well as remaining the Company’s President.

In fiscal year 2006, Mr. Jimenez, for the first time since fiscal 2000, received an annual salary increase, to $250,000, effective as of July 1, 2006. As discussed previously, in November 2006, Mr. Jimenez, along with other executive officers and senior managers, elected to take a voluntary 10 percent salary reduction. Mr. Jimenez’s salary was not restored to its pre-reduction level until July 1, 2007. In fiscal 2006, Mr. Jimenez was also eligible for a maximum cash bonus of up to 40% of his base salary, based on achievement of pre-determined financial performance goals. Based on the Company’s results for fiscal year 2006, Mr. Jimenez did not receive any cash bonus.

In fiscal 2007, Mr. Jimenez, under his incentive compensation plan for fiscal 2007, was eligible to receive a cash incentive of up to 20 percent of his base salary, based on the achievement of pre-determined personal and financial performance goals, as determined in advance by the Committee. Mr. Jimenez did not earn any cash incentive based on his fiscal year 2007 personal or financial performance objectives.

In May 2007, Mr. Jimenez stepped down as the Company’s CEO, but remained an employee of the Company and its Treasurer. Mr. Jimenez also continues as Chairman of the Board. The Committee elected not to review Mr. Jimenez’s salary in fiscal year 2007.

Mr. Greenwell joined the Company as its President in fiscal 2007, on November 29, 2006. At that time, Mr. Greenwell’s compensation was benchmarked in accordance with his predecessor’s compensation. His employment package included a stock option to purchase common stock of the Company, with such option vesting in one-third increments on the anniversary of the date of grant. Mr. Greenwell also participated in the incentive compensation plan for fiscal year 2007, with the same financial performance goals as the other executive officers. Because the Company did not meet its financial objectives for fiscal year, Mr. Greenwell did not earn any cash incentive in fiscal 2007.

Mr. Greenwell’s fiscal year 2007 compensation also included a stock option grant, to be awarded after he had completed six months of employment; with the options vesting seven years from the date of grant. If the Company achieved certain financial performance goals, as pre-determined by the Committee, the vesting and exercisability of the grant would be accelerated to a 2007 calendar year date. Subsequent to fiscal year end, Mr. Greenwell did receive the option grant for 50,000 shares, but the vesting and exercisability were not accelerated because the Company did not meet the specified financial performance goals.

On May 1, 2007, Mr. Greenwell was elected as the Chief Executive Officer of the Company, as well as a director. He also retained his position as President. Subsequent to fiscal year end, and effective as of July 1, 2007, based upon his promotion to the position of CEO, Mr. Greenwell received an increase in annual base salary, to $250,000, which is equal to the annual salary of the former CEO, Mr. Jimenez. The Company believes Mr. Greenwell’s salary is comparable to other executives in similar positions at similar sized companies in the region and is in line with salaries paid to other named executive officers within the organization.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2007 fiscal year, and the Board has approved that recommendation.

COMPENSATION COMMITTEE

Paul G. Casner, Jr.
Harry M. Linowes
Gilbert A. Wetzel
J. William Grimes
Matthew J. Stover

Executive Compensation

Cash compensation paid or accrued for services in all capacities for 2007, 2006 and 2005 fiscal years for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for fiscal year 2007 whose salary and bonus exceeded $100,000 (the “named executive officers”) is set forth in the following table.

Summary Compensation Table

All
Name	Option	Other
And	Fiscal	Bonus	Stock	Awards	Compen-
Principal Position	Year	Salary(1)	($)	Awards	($)	($)(2)	sation($)(3)	Total

James W. Greenwell	2007	$129,462(4)	$0	$0	$132,000	$0	$261,462
Chief Executive Officer,	2006	—	—	—	—	—	—
President and Director	2005	—	—	—	—	—	—

George T. Jimenez	2007	232,264(5)	0	0	0	11,171	243,435
Chairman of the Board	2006	200,769	0	0	0	11,171	211,940
and Treasurer	2005	200,769	0	0	0	11,171	211,940

Steven R. Delmar	2007	178,673(5)	0	0	42,900	0	221,573
Senior Vice President and	2006	190,731	0	0	0	0	190,731
Chief Financial Officer	2005	175,673	0	0	0	175,673

Loretta L. Rivers	2007	102,989(5)	0	0	5,280	0	108,269
Secretary and Director of	2006	102,025	0	9,180(6)	0	0	111,205
Human Resources	2005	92,755	0	0	16,200	108,955

Christopher C. Couch(7)	2007	125,971(5)	0	0	33,000	0	158,971
Senior Vice President and	2006	165,635	0	0	0	0	165,635
Chief Marketing Officer	2005	132,116	0	0	168,750	24,505	325,371

(1)	Includes salary deferrals under the Company’s 401(k) plan.

(2)

Amounts shown do not reflect actual compensation received by the named executive officers. Instead, the amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2007, and June 30, 2005, in accordance with FAS 123(R), in connection with option awards granted pursuant to the Amended and Restated Omnibus Stock Plan. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal years 2007 and 2005, and can be found in Note 2 of the financial statements included in our Annual Report on Form 10-K for fiscal year 2007. Does not reflect adjustment for exercise price of options.

(3)

Where applicable, does not include perquisites and personal benefits aggregating less than $10,000 for each named executive officer. As to 2005, comprises relocation expenses paid to Mr. Couch. Consists of, as to all years, amounts paid in connection with a life insurance policy and disability insurance for Mr. Jimenez. For fiscal year 2007, $6,975 was paid for life insurance and $4,196 was paid for disability insurance for Mr. Jimenez.

(4)	Reflects compensation beginning November 29, 2006, when Mr. Greenwell joined the Company, through fiscal 2007 year end.

(5)

For Messrs. Jimenez, Delmar, and Couch and Ms. Rivers, reflects a voluntary reduction in salary starting in November 2006 and continuing through mid-June 2007 (or through April 13, 2007 for Mr. Couch, the date his employment with the Company terminated). Effective mid-June 2007, the salaries for Mr. Delmar and Ms. Rivers were fully restored. Effective July 1, 2007, Mr. Jimenez’s salary was fully restored.

(6)

Amount shown does not reflect actual compensation received by the named executive officer. Instead, the amount shown reflects the total number of restricted stock shares multiplied by the closing price of the stock on the date of grant, which was $3.06 per share, in accordance with FAS 123(R). The assumptions used to calculate the accounting expense recognized in fiscal year 2006 for shares of restricted stock exclude any estimates of forfeitures relating to service-based vesting.

(7)

Reflects as to fiscal year 2005 compensation beginning August 16, 2004, when Mr. Couch joined the Company. As to fiscal year 2007, reflects compensation paid to Mr. Couch through April 13, 2007, his date of termination. Further, Mr. Couch’s FY07 stock option grant was not vested as of his date of termination and it was cancelled effective that date.

Grants of Plan Based Awards

The following table sets forth information on grants of plan-based awards (equity and non-equity) during the last fiscal year to the named executive officers. All grants were made under the Amended and Restated Omnibus Stock Plan.

All	All Other
Other	Option
Stock	Awards:
Awards:	Number
Number	of	Exercise	Grant
of	Securities	or Base	Date Fair
Shares	Under-	Price of	Value of
Estimated Future Payouts	Estimated Future Payouts	of Stock	lying	Option	Stock and
Under Non-Equity	Under Equity Incentive	or Units	Options	Awards	Option
Name	Grant Date	Incentive Plan Awards	Plan Awards	(#)	(#)	($/Sh)	Awards(1)

Thresh-	Target	Maxi-	Thresh-	Target	Maxi-
old	($)	mum	old	(#)	mum
($)	($)	(#)	(#)

James W. Greenwell	12/01/06	—	—	—	—	—	—	—	200,000(2)	$0.97	$142,480

George T. Jimenez	—	—	—	—	—	—	—	—	—	—	—

Steven R. Delmar	12/01/06	—	—	—	—	—	—	—	50,000(3)	0.97	35,620

02/08/07	—	—	—	—	—	—	—	15,000(4)	0.99	10,686

Loretta L. Rivers	12/01/06	—	—	—	—	—	—	—	8,000(3)	0.97	5,699

Christopher C. Couch	12/01/06	—	—	—	—	—	—	—	50,000(5)	0.97	35,620

(1)	Amounts are computed in accordance with FAS 123(R).

(2)

Option granted to Mr. Greenwell in connection with hiring, vesting one-third per year on the anniversary of the date of grant, provided the officer is employed with the Company through each vesting date. Subject to accelerated vesting upon a change of control.

(3)

Option granted in connection with retention, such grant vesting one-third per year on the anniversary of the date of grant, provided the officer is employed with the Company through each vesting date. In the case of Mr. Delmar, subject to accelerated vesting upon a change of control.

(4)

Immediately vested option granted to Mr. Delmar in connection with his FY07 compensation plan and based on achievement of previously established performance goals for FY07. For more information, see “Compensation Discussion and Analysis.”

(5)

Option granted in connection with retention, such grant vesting one-third per year on the anniversary of the date of grant. At the time Mr. Couch left the Company’s employ, on April 13, 2007, none of the option shares had vested and, therefore, the option was terminated in its entirety on that date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

ACE*COMM is party to employment agreements with three of its executive officers, Messrs. Delmar, Jimenez and Greenwell. In fiscal year 2006, the Company entered into an employment agreement with Mr. Delmar, effective December 1, 2006. Under the terms of the one-year agreement, Mr. Delmar is entitled to a minimum annual base salary of $190,000, to participate in benefit plans generally available to all executive level employees, use of a company-provided automobile or a monthly automobile allowance, is eligible to participate in the Company’s Incentive Compensation Plan at a level commensurate with his position within the Company, and is eligible to participate in all other bonus, long-term capital accumulation and/or stock based programs as offered from time-to-time to other senior executives. After the initial term of one year, the agreement renews for additional one year periods, on subsequent anniversaries of the effective date, unless either party provides the other with notice of their intention not to renew at least 30 days prior to such automatic renewal date.

Also effective as of December 1, 2006, the Company entered into a two-year employment agreement with Mr. Jimenez. Under the agreement, Mr. Jimenez is entitled to a minimum annual base salary of $250,000, to participate in benefit plans generally available to all executive level employees, use of a company-provided automobile and reimbursement of expenses related thereto, is eligible to participate in the Company’s Incentive Compensation Plan at a level commensurate with his position within the Company, and is eligible to participate in all other bonus, long-term capital accumulation and/or stock based programs as offered from time-to-time to other senior executives. After the initial term of two years, the agreement renews for additional two year periods, on subsequent anniversaries of the effective date, unless either party provides the other with notice of their intention not to renew at least 30 days prior to such automatic renewal date.

In August 2007, subsequent to fiscal year end, the Company entered into an employment agreement with Mr. Greenwell, for an initial term of one year. Mr. Greenwell’s agreement entitles him to a minimum annual base salary of $250,000, to participate in benefit plans generally available to all executive level employees, use of a company-provided automobile or a monthly automobile allowance, is eligible to participate in the Company’s Incentive Compensation Plan at a level commensurate with his position within the Company, and is eligible to participate in all other bonus, long-term capital accumulation and/or stock based programs as offered from time-to-time to other senior executives. After the initial term of one year, the agreement renews for additional one-year periods, on subsequent anniversaries of the effective date, unless either party provides the other with notice of their intention not to renew at least 30 days prior to such automatic renewal date.

The agreements for Messrs. Delmar, Jimenez and Greenwell also provide for several severance payments payable to each executive in the event of certain circumstances, such as termination for change of control, termination for Good Reason (as defined in the agreements), disability and death. Payments include salary continuation, payment of health, disability and life insurance premiums or continued inclusion in Company-sponsored plans, continued use of a company-provided automobile or continued payment of an automobile allowance; and payment of the pro-rata portion of the target bonus corresponding to the period of active employment during the termination year. The agreements also contain terms that are standard for such employment arrangements, including without limitation provisions relating to confidentiality, arbitration and non-competition.

The Company has not entered into an employment agreement with Ms. Rivers and her employment is “at will.” The Compensation Committee has authorized Mr. Greenwell to make salary adjustments for senior managers and key employees, including Ms. Rivers, from time to time. The Committee has also authorized Mr. Greenwell, at his discretion, to include senior managers and key employees in short-term cash incentive (bonus) programs related to individual goals and operating unit financial performance targets. Ms. Rivers may, or may not, at Mr. Greenwell’s discretion, be included in such plans. Grants of equity compensation to all employees, including the named executive officers, are at the discretion and approval of the Compensation Committee. The Committee has not delegated any of its authority with respect to the compensation of the other named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following information outlines outstanding equity awards held by the named executive officers as of June 30, 2007. The market value of the stock award is based on the closing market price of the Company’s common stock as of June 30, 2007, which was $0.99 per share.

Option Awards	Stock Awards

_________________________________________________________________________________________________________

Equity	Equity
Incentive	Incentive
Plan	Plan
Equity	Awards:	Awards:
Incentive	Number	Market or
Plan	of	Payout
Awards:	Market	Unearned	Value of
Number	Number	Value of	Shares,	Unearned
Number	Number	of	Of Shares	Shares or	Units or	Shares,
of	of	Securities	Or Units	Units of	Other	Units or
Securities	Securities	Underlying	Of Stock	Stock	Rights	Other
Underlying	Underlying	Unexercised	Option	That Have	That Have	That Have	Rights
Unexercised	Unexercised	Unearned	Exercise	Option	Not	Not	Not	That Have
Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Not
Name	(#)	(#)	(#)	($)	Date	(#)	($)(1)	(#)	Vested ($)

Exercisable	Unexercisable

James W. Greenwell	0	200,000(2)	—	$0.97	12/02/16	—	—	—	—

George T. Jimenez	15,917(1)	—	6.438	01/28/08	—	—	—	—
10,711(1)	—	6.313	04/29/08	—	—	—	—
27,764(1)	—	3.781	10/27/09	—	—	—	—
9,650(1)	—	2.00	02/28/11	—	—	—	—
20,000(3)	—	1.22	11/13/11	—	—	—	—
12,545(1)	—	1.30	01/24/12	—	—	—	—
24,000(1)	—	2.789	12/06/13	—	—	—	—

Steven R. Delmar	90,000(1)	—	1.48	10/24/11	—	—	—	—
20,000(3)	—	1.22	11/13/11	—	—	—	—
10,977(1)	—	1.30	01/24/12	—	—	—	—
36,000(1)	—	2.789	12/06/13	—	—	—	—
50,000(2)	—	0.97	12/02/16	—	—	—	—
15,000(1)	—	0.99	02/09/17	—	—	—	—

Loretta L. Rivers	19,000(1)	—	2.031	02/09/11	—	—	—	—
6,000(1)	—	1.22	11/13/11	—	—	—	—
10,000(1)	—	0.64	11/14/12	—	—	—	—
24,000(1)	—	2.789	12/06/13	—	—	—	—
12,000(1)	—	2.26	01/26/15	—	—	—	—
2,250(4)	$2,227	—	—
8,000(2)	—	0.97	12/02/16	—	—	—	—

Christopher C. Couch	83,334(5)	—	1.76	07/13/07	—	—	—	—

(1)

Represents a fully vested option. Once vested, options remain exercisable up through and including their expiration date, provided the officer is employed with the Company. Otherwise, the terms of any applicable option agreement or employment agreement, as the case may be, apply.

(2)	Option granted pursuant to the Amended and Restated Omnibus Stock Plan, vesting and becoming exercisable one-third per year as of 12/1/07, 12/1/08 and 12/1/09 (the anniversary of the date of grant).

(3)

Option granted pursuant to the Amended and Restated Omnibus Stock Plan, vesting and becoming exercisable seven years from the date of grant unless certain predetermined financial goals were met in fiscal 2002, at which time the vesting and exercisability would be accelerated. The financial goals were not met and, accordingly, the option will vest and become exercisable as of 11/12/08.

(4)

Restricted Stock Award made pursuant to the Amended and Restated Omnibus Stock Plan. The shares vest in equal increments on 11/1/07, 11/1/08 and 11/1/09, provided the officer is employed with the Company through each vesting date. Total award was 3,000 shares, 750 of which vested on 11/1/06.

(5)

The original expiration date of Mr. Couch’s option was August 9, 2011. Mr. Couch terminated his employment with the Company effective April 13, 2007. Under the terms of his stock option agreement, Mr. Couch had three months after his termination date to exercise any vested option shares. Subsequent to fiscal year end, Mr. Couch did not exercise his vested option shares and the option shares shown were cancelled effective July 13, 2007.

Option Exercises and Stock Vested

The following table sets forth information on option exercises and stock vested, including restricted stock, during the last fiscal year to the named executive officers.

Option Awards	Stock Awards

Number of	Value	Number of	Value
Shares	Realized	Shares Acquired	Realized
Acquired on	on Exercise	on Vesting	on Vesting
Name	Exercise (#)	($)	(#)	($)

James W. Greenwell	0	$0	0	$0

George T. Jimenez	0	0	0	0

Steven R. Delmar	0	0	0	0

Loretta L. Rivers	0	0	750	855

Christopher C. Couch	0	0	0	0

Potential Payments Upon Termination or Change in Control

In December 2006, the Company entered into employment agreements with Messrs. Jimenez, Delmar and Couch; and entered into a similar employment agreement with Mr. Greenwell in August 2007. The Agreements for Messrs. Delmar, Jimenez and Greenwell remain in effect following a change of control and contain provisions relating to payments in the event of such change of control, termination for good reason, termination for cause, and termination by the executive, as described in the table below. Mr. Couch’s employment terminated on April 13, 2007 and, therefore, analysis of his employment agreement was not applicable and not included in this section. Ms. Rivers’ employment is at will and is not subject to an employment agreement.

Compensation Component	Termination for Cause or Termination by Executive without “Good Reason”	Termination for “Good Reason” w/no Change of Control or Termination by Company other than for Cause	Termination for “Good Reason” w/Change of Control	Disability	Death

Salary	Base salary and benefits up to date of termination.	Severance payment equal to 12 months of base salary (24 months in the case of Mr. Jimenez), paid as salary continuation.	Lump sum payment equal to 200% (400% in the case of Mr. Jimenez) of base salary.	Base salary for one year (two years in the case of Mr. Jimenez), reduced by amounts paid under company disability insurance.	Three months base salary, or salary through end of fiscal year in which event occurs, whichever is greater; offset by proceeds from any company-paid life policy.

Incentive Compensation	Pro-rata share of incentive compensation for the year of termination.	Pro-rata share of incentive compensation for the year of termination.	Lump sum payment of incentive compensation.	Pro-rata share of incentive compensation for the year of termination.	Pro-rata share of incentive compensation for the year in which event occurs.

Health and Welfare Benefits	Coverage provided through date of termination.	Medical insurance provided for balance of term of agreement.	Medical insurance provided for balance of term of agreement.	Coverage at Company expense for one year after disability period (two years in the case of Mr. Jimenez).	Dependents covered at Company expense for one year after event (two years in the case of Mr. Jimenez).

Perquisites	Use of company provided car through date of termination.	Payment for or monetary value of automobile lease payments for balance of term of agreement. Also entitled to outplacement assistance.	Payment for or monetary value of automobile lease payments for balance of term of agreement. Also entitled to outplacement assistance.	None	None

Stock Options	Unvested option shares are forfeited. Vested option shares remain exercisable for 3 months.	Full vesting of all options, with such options remaining exercisable for 12 months (24 months in the case of Mr. Jimenez).	Full vesting of all options, with such options remaining exercisable for 12 months (24 months in the case of Mr. Jimenez).	Unvested option shares are forfeited. Vested option shares remain exercisable for 3 months.	Unvested option shares are forfeited. Vested option shares remain exercisable for 3 months.

“Cause” is defined in all of the employment agreements as neglect or dereliction in performance of duties; engaging in conduct causing material injury to the Company, monetary and otherwise; breach of fiduciary duty or commission of an act of dishonesty, disloyalty or fraud with respect to the Company; a breach of the employment agreement; a material violation of the Company’s Code of Business Conduct and Ethics; conviction of, or plead of guilty to or nolo contendere to, a felony or crime involving property of the Company or dishonesty, disloyalty or fraud with respect to the Company.

“Change of Control” is defined in all of the employment agreements as an event in which: (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, (ii) a change in the composition of the Board of Directors of the Company, resulting in less than a majority of the number of incumbent directors, including any new director whose appointment or election by the Board was approved or recommended by a vote of at least two-thirds of the directors, or (iii) there is consummated a merger or consolidation of the Company (other than a merger or consolidation which results in 60% of the securities outstanding immediately prior to the transaction being converted into securities of the surviving entity or a merger or consolidation implemented to effect a recapitalization of the Company in which no Person is or becomes Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities), or (iv) the stockholders approve a plan of liquidation or dissolution or there is agreement to dispose of substantially all of the Company’s assets to an entity, other than a sale or disposition to an entity in which at least 60% of the combined voting power of the stockholders of the Company are owned in substantially the same proportions as their ownership immediately prior to the sale.

The agreements also contain identical clauses relating to non-compete restrictions and the use of confidential information, among other provisions.

Summary of Possible Payments and Benefits under Change of Control

The following table shows the potential payments and benefits that would have been provided to Messrs. Delmar, Jimenez and Greenwell if their employment with the Company had been terminated involuntarily without cause or voluntarily with good reason as of June 30, 2007, assuming such termination had occurred within one year following a change of control. Ms. Rivers does not have an agreement which provides for payments and benefits under a change of control. Mr. Couch’s employment agreement was terminated effective as of his date of employment with the Company. The data in the table assumes that each triggering event listed in the table occurred on June 30, 2007, and that the stock price for the Company’s common stock is $0.99, the closing price of the stock on the last trading day in the 2007 fiscal year.

	Mr. Delmar	Mr. Jimenez	Mr. Greenwell(1)

Termination for “Good Reason” w/no Change of Control or Termination by Company other than for Cause
Salary Continuation	$190,000	$500,000	$250,000
Incentive Compensation	38,000	50,000	44,000
Health and Welfare Benefits	0	15,364	5,092
Perquisites(2)	14,900	19,447	21,700
Stock Options(3)(4)	1,000	0	4,000

Termination for “Good Reason” w/Change of Control
Salary	$380,000	$1,000,000	$500,000
Incentive Compensation	38,000	50,000	44,000
Health and Welfare Benefits	0	15,364	5,092
Perquisites(2)	14,900	19,447	21,700
Stock Options(3)(4)	1,000	0	4,000

Disability
Salary Continuation	$76,000	$260,000	$130,000
Incentive Compensation	38,000	50,000	44,000
Health and Welfare Benefits	752	22,978	6,082
Perquisites	0	0	0
Stock Options(3)	0	0	0

Death
Salary Continuation	$0	$0	$0
Incentive Compensation	38,000	50,000	44,000
Health and Welfare Benefits	0	10,184	0
Perquisites	0	0	0
Stock Options(3)	0	0	0

(1)	The employment agreement for Mr. Greenwell was not effective until July 1, 2007. However, for the purpose of this disclosure, it is being treated as if it was effective on June 30, 2007.

(2)	Includes an estimate of $10,000 for the cost of outplacement services.

(3)

Value of Stock Options includes only those options that would be subject to accelerated vesting under the terms of the employment agreements. Does not include option shares previously vested. Under the stock option agreements, option shares remain exercisable for three months after termination. In the event of termination under a change of control, with or without Good Reason, in accordance with the executive’s employment agreement, the expiration of the stock options is extended to twelve months (twenty-four months in the case of Mr. Jimenez) instead of the usual three months after other separations of employment with the Company.

(4)

Value realized for acceleration of stock options has been adjusted by exercise price of the options. Options that had an exercise price higher than $0.99 per share, the closing price of the stock on the last trading day in fiscal 2007, are ignored for the purposes of this table as they have a negative value.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, employees and agents of ACE*COMM and its subsidiary companies and affiliates, including its principal executive, financial and accounting officers and persons performing similar functions. The Code of Business Conduct and Ethics will be made available, without charge, upon written request made to the Secretary of the Company at its principal executive offices. The Code is also posted on the Company’s website under “Investors-Corporate Governance” at www.acecomm.com.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director, by sending a written communication c/o the Company’s Corporate Secretary at the Company’s offices located at 704 Quince Orchard Road, Gaithersburg, MD 20878. All such communications sent to the Company’s Corporate Secretary must state the name of the communicating stockholder and the number of shares beneficially owned; and will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

Executive Officers of the Company

The following table sets forth the names, ages and positions of the current executive officers of the Company:

Name	Age	Current Position

James W. Greenwell	40	Chief Executive Officer, President and Director

George T. Jimenez	71	Chairman of the Board and Treasurer

Steven R. Delmar	51	Senior Vice President and Chief Financial Officer

Loretta L. Rivers	50	Corporate Secretary and Director of Human Resources

James W. Greenwell is the Chief Executive Officer and President of the Company. He joined the Company in November 2006 as President, and was promoted to Chief Executive Officer and elected a director in May 2007. Prior to joining ACE*COMM, Mr. Greenwell was the Senior Vice President of LCC International, a leader in voice and data solutions for the wireless telecommunications industry. From 1997 to 2000, Mr. Greenwell was Managing Director of Markowitz & McNaughton.

George T. Jimenez is the Chairman of the Board and has served as Treasurer of the Company since its inception in 1983. Mr. Jimenez served as Chief Executive Officer from 1996 through April 2007. He served as the President of the Company from 1983 to September 1999, from July 2001 to June 2005 and then again from October 2006 through November 2006.

Steven R. Delmar joined the Company as a consultant in July 2001 and was appointed the Chief Financial Officer as of October 1, 2001. In January 2003, Mr. Delmar was also named a Senior Vice President. Prior to joining the Company, Mr. Delmar held various executive positions with Microlog Corporation, a communications software company, including fifteen years as Executive Vice President and Chief Financial Officer. He was most recently co-President and a Director of Microlog.

Loretta L. Rivers has been Corporate Secretary since 1989 and was also named Director of Human Resources in January 2001. Ms. Rivers has served in various other capacities with the Company since its inception in 1983.

The term of each executive officer will expire at the annual meeting of the Board of Directors, which is scheduled to be held on December 3, 2007.

Performance Graph

In accordance with current Securities Exchange Act of 1934 regulations, the following performance graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Index and to the Nasdaq Telecommunications Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 2002, and that all dividends were reinvested.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

ACE*COMM CORPORATION, NASDAQ COMPOSITE INDEX

AND NASDAQ TELECOMMUNICATIONS INDEX

ASSUMES $100 INVESTED ON JUNE 30, 2002

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING JUNE 30, 2007

Audit Committee Report

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The Charter was amended in August 2004; and was most recently reviewed by the Committee in September 2007. The Charter is posted on the Company’s website under “Investors-Corporate Governance” at www.acecomm.com.

As part of its oversight of ACE*COMM’s financial statements, the Committee reviews and discusses with both management and the Company’s independent accountants all financial statements and quarterly results prior to their issuance. During fiscal year 2007, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. The Committee reviewed and discussed with management the Company’s audited financial statements included in the 2007 Annual Report to Stockholders. The Committee discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (“SAS 61”). SAS 61 requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) adoption of or changes in significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit. The Committee has received from Grant Thornton LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” with respect to any relationships between Grant Thornton LLP and the Company. Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2007 Annual Report to Stockholders, the Committee recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Harry M. Linowes
Paul G. Casner, Jr.
Gilbert A. Wetzel
J. William Grimes
Matthew J. Stover

Audit and Non-Audit Fees

The following table presents fees billed for professional services provided during fiscal year 2007 and 2006 by Grant Thornton, the Company’s current independent accountants, for:

Type of Fee	FY2007	FY2006

Audit Fees	$204,128	$172,031
Audit Related Fees	28,765	50,420
Tax Fees	53,484	49,150
All Other Fees	1,370	8,925
Total Fees	$287,747	$ 280,526

The 2007 and 2006 fees shown above reflect total fees billed by Grant Thornton. The components of the total fees billed were as follows:

Audit Fees: This category includes the audit of the Company’s annual financial statements included in our Annual Reports on Form 10-K and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q and services that were provided in connection with statutory and regulatory filings. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and preparation of the annual management letter on internal control matters.

Audit Related Fees: This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under Audit Fees. These services include employee benefit plan audits and other attest services concerning acquisitions and related regulatory filings.

Tax Fees: This category consists of federal, state and expatriate tax compliance, preparation of tax returns, and international tax planning.

All Other Fees: This category consists of fees incurred with accounting research, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

The Audit Committee has determined that the other professional services provided by Grant Thornton are compatible with maintaining the independence of Grant Thornton.

The Audit Committee pre-approved all audit services and non-audit services (other than de minimus non-audit services) provided to the Company by the independent auditor. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, between meetings, and such approval is then communicated to the full Audit Committee.

SECTION 16A BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the Nasdaq. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all Section 16 filing requirements applicable to our officers and directors and ten percent beneficial owners were complied with during the 2007 fiscal year.

Equity Compensation Plan Information

The following table shows information about the securities authorized for issuance under our equity compensation plans as of June 30, 2007:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,060,063(2)	$ 2.91	1,033,288(3)
Equity compensation plans not approved by security holders	—	$ —	—
Total	2,060,063	$ 2.91	1,033,288

(1)

Our Form 10-K filed for the year ending June 30, 2007 includes warrants representing 2,360,760 shares of common stock that could be issued in connection with the financings completed in fiscal 2005 and in June 2007. These shares are not related to equity compensation plans and should not have been included. Consists of the Amended and Restated Omnibus Stock Plan (as amended and restated September 21, 2005) and the Amended and Restated 2000 Stock Option Plan for Directors. Our weighted average exercise price has been adjusted to exclude the shares issuable upon exercise of warrants associated with the financings.

(2)

Excludes purchase rights accruing under the Company’s Qualified ACE*COMM Employee Stock Purchase Plan (the “Qualified Plan”), which has a shareholder approved reserve of 480,000 shares. Under the Qualified Plan, each employee (other than 10% shareholders) may purchase up to 1,000 shares of common stock at quarterly intervals on the last day of the calendar quarter (the “exercise date”), at a purchase price per share equal to 85% of the fair market value of the Common Stock on the grant date (first trading day in the quarter) or exercise date, whichever is less. The fair market value of the Common Stock on any particular date is the Closing Price of the common stock on that date. The Qualified Plan authorizes deductions up to 10% of base pay; however, the Compensation Committee has at this time authorized a maximum deduction of up to 5% of base pay.

(3)

Includes shares available for future issuance under the Amended and Restated Omnibus Stock Plan (as amended and restated September 21, 2005) and the Amended and Restated 2000 Stock Option Plan for Directors. As of September 30, 2007, 344,664 shares of common stock were available for issuance under the Amended and Restated Omnibus Stock Plan and 289,000 shares were available under the Amended and Restated 2000 Stock Option Plan for Directors.

RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent accountants for the fiscal year ending June 30, 2008, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting.

Grant Thornton began serving as the independent accountants in June 2003 and has served as the Company’s independent auditor for fiscal years 2003 through 2007. In appointing Grant Thornton as independent accountants for the fiscal year ending June 30, 2008, the Audit Committee carefully considered Grant Thornton’s performance since their retention, their independence with respect to the services to be performed, and their general reputation for adherence to professional auditing standards.

If the appointment of Grant Thornton LLP is not ratified, the Board of Directors will appoint another firm as the Company’s independent auditor for the year ending June 30, 2008. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event that the Board of Directors determines that the interests of the Company require such a change.

Grant Thornton LLP is expected to have a representative present at the meeting, will have the opportunity to make a statement if they desire to do so, and is expected to be available to respond to appropriate questions at the meeting.

The Board of Directors recommends a vote FOR the appointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending June 30, 2008.

VOTE REQUIRED TO APPROVE MATTERS

The presence in person or by proxy of stockholders entitled to cast a majority of the votes at the Annual Meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector(s) of election appointed for the meeting. Proxies marked with abstentions, broker non-votes (i.e., proxies from brokers or nominees marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote), and stockholders present at the meeting who abstain from voting, will be treated as present for purposes of determining the presence of a quorum. In their discretion, the proxies are authorized to vote upon such other business as may properly (including in accordance with the advance notice requirement set forth below) come before the meeting or any adjournment thereof.

The election of directors requires a plurality of votes cast at the Annual Meeting. The ratification of the appointment of Grant Thornton LLP as independent accountants of the Company requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions or broker non-votes will be disregarded for purposes of determining approval of the aforementioned matters.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Advance notice of matters to be presented at the 2008 Annual Meeting of Stockholders must be received at the Company’s executive offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878 prior to July 1, 2008, pursuant to the proxy solicitation rules of the SEC. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2008 annual meeting of the stockholders, notice of such proposal must be received in writing by the Secretary not less than 20 days and no more than 30 days prior to the annual meeting, except that if less than 30 days’ notice of the date of the annual meeting is given to stockholders or publicly disclosed, notice of such proposal must be received by the Secretary not later than the 10th day following the date that notice of the annual meeting is mailed or publicly disclosed. A stockholder’s notice must be addressed to the Secretary and set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Any stockholder proposal that is not submitted in accordance with the foregoing procedures and deadlines will be considered untimely.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the meeting. If, however, any other business shall come properly before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment, in their sole discretion.

CERTIFICATIONS

Our Chief Executive Officer and Chief Financial Officer have delivered, and we have filed with our Annual Report on Form 10-K for the year ended June 30, 2007, all certifications required by rules of the SEC and relating to, among other things, the Company’s financial statements, internal controls and the public disclosures contained in the Form 10-K.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

By Order of the Board of Directors,

Loretta L. Rivers
Corporate Secretary

October 26, 2007

The Board of Directors recommends a vote “FOR” the nominees listed below and a vote “FOR” Proposal 2.							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS			2.	RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS	☐	☐	☐

	Nominees: 01 Paul G. Casner, Jr. 02 Matthew J. Stover 03 James W. Greenwell	FOR THE NOMINEES LISTED TO THE LEFT (EXCEPT AS INDICATED)	WITHHOLD AUTHORITY FOR THE NOMINEES LISTED	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
		☐	☐
To withhold authority to vote for any nominee write that nominee’s name in the space provided.

Signature(s)	Signature	Date	, 2007

NOTE: please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲FOLD AND DETACH HERE▲

ACE*COMM CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Greenwell and Loretta L. Rivers, or either of them, the proxy or proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ACE*COMM Corporation held of record by the undersigned at the close of business on October 12, 2007 at the Annual Meeting of Stockholders of the Company to be held on Monday, December 3, 2007 at 10:00 am, Eastern Time and at any adjournment or adjournments thereof, upon the matters set forth herein.

If properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder, or to the extent directions are not given, such shares will be voted for each of the nominees and each other proposal.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲